DODIE KENT
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3970
                                                                  (212) 707-1791

[EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]               LAW DEPARTMENT

                                                   August 31, 2004


The Equitable Life Assurance Society of the United States
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

     This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable Life") and Separate Account FP of Equitable Life ("Separate Account FP") of the Form N-6 Registration Statement of Equitable Life and Separate Account FP under the Securities Act of 1933 (File No. 333-115985) and of the Registration Statement of Separate Account FP under the Investment Company Act of 1940 ("1940 Act") File No. (811-04335) included in the same Form N-6. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate
Account FP.

     The Units are purchased with contributions received under variable life insurance policies and certificates Equitable Life offers under a group life insurance contract (collectively, the "Certificates"). As described in the prospectus included in the Form N-6 Registration Statement, the policies are designed to provide for retirement income benefits.

I have examined such corporate records of Equitable Life and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Life is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account FP was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account FP are owned by Equitable Life; Equitable Life is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account FP must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Life.

4. The Certificates provide that the portion of the assets of Separate Account FP equal to the reserves and other contract liabilities with respect to Separate Account FP shall not be chargeable with liabilities arising out of any other business Equitable Life may conduct and that Equitable Life reserves the right to transfer assets of Separate Account FP in excess of such reserves and contract liabilities to the general account of Equitable Life.

5. The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Life.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Dodie Kent

                                       -------------------
                                           Dodie Kent

cc:  Thomas C. Lauerman, Esq.